Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Media (609) 419-2060 Investors (609) 452-4807 www.covance.com

COVANCE ELECTS JOHN MCCARTNEY TO COMPANY’S BOARD OF DIRECTORS

Princeton, New Jersey, May 7, 2009 – Covance Inc. [NYSE: CVD] announced that it has elected John McCartney to its board of directors.

Mr. McCartney currently serves as chairman of the board of A.M. Castle Corporation, a provider of specialty products, services, and supply chain solutions.  He was formerly president and chief operating officer of U.S. Robotics (USR), a multibillion dollar provider of information access technologies. He was a senior executive in the management team that grew USR from $7 million to $2 billion in revenue. Mr. McCartney also served on the board of USR for 12 years.  He joined USR in 1984 as vice president and chief financial officer.

“We are very pleased to welcome Mr. McCartney to our board of directors. His accomplishments and more than 20 years of experience in general management, finance, and information technology services will strengthen Covance’s strategy to provide high-quality drug development data to our clients worldwide and build a scalable management structure,” said Joe Herring, Covance chairman and CEO.

“I am honored to be part of such an accomplished group of individuals,” said Mr. McCartney. “I am looking forward to leveraging my experience to enhance Covance’s ability to deliver integrated service solutions to its clients as well as drive value to its shareholders.”

Mr. McCartney is currently a member of the board of directors of Huron Consulting Group, Incorporated, Federal Signal Corporation, and Datatec, Limited. He is also a member of the boards of Lycee Français of Chicago, St. Ignatius College Prep, and the Graduate Advisory Board of the Wharton School of Business at the University of Pennsylvania.

Mr. McCartney graduated with a bachelor’s degree in philosophy from Davidson College and earned his master’s degree in business administration from the University of Pennsylvania’s Wharton School of Business.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1.7 billion, global operations in more than 25 countries, and more than 9,800 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.